Exhibit 19.1

POLICY ON INSIDER TRADING

PINEAPPLE EXPRESS CANNABIS COMPANY

GENERAL PURPOSE

U.S. Federal securities laws prohibit: (i) the purchase or sale of securities by persons who are aware of material nonpublic information about a company, as well as (ii) the disclosure to others of material, nonpublic information about a company who then trade in the company’s securities. These transactions are commonly known as “Insider trading.”

The U.S. Securities and Exchange Commission and the U.S. Attorney’s Office vigorously pursues and prosecutes Insider trading violations. While the regulatory authorities concentrate their efforts on individuals who trade, or who provide inside information to others who trade, the Federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent Insider trading by company personnel.

We at Pineapple Express Cannabis Company and its subsidiaries (collectively, the “Company”) have adopted this Policy on Insider Trading (the “Policy”) both to satisfy our obligation to prevent Insider trading and to help our personnel avoid the consequences associated with violations of the Insider trading laws.

This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company, not just so-called “Insiders.”

Company “insiders” are subject to individual responsibilities and restrictions in addition to the responsibilities and obligations of the company itself. An “insider” of a company is a person who is a director, officer, employee in possession of nonpublic material information regarding a company, as well as a shareholder owning 10% or more of the Company’s stock. If you have been provided with a copy of this Policy, you are subject to its restrictions. Accordingly, as Insiders of the Company, you are subject to restrictions imposed by federal securities laws with respect to purchases, sales and gifts of the Company’s common stock.

THE BASICS

No person may trade in a company’s securities if the person has material information, which has not yet been publicly disclosed.

Defined Term	Definition

Person:	directors, officers, advisors, consultants, contractors and employees at all levels within the Company (and, in addition, persons outside the Company that receive tips from insiders).

Trade:	transactions involving the purchase or sale of company stock, exercise of company options and warrants, puts, calls and other company securities.

Material Information:	information that could be relied upon or considered significant to an investor making a decision to buy or sell that security. It is currently very difficult to define each and every category under this heading. However, any information that should be considered sensitive and non-public material includes, without limitation, the following:

(i) Financial results;

(ii) Future earnings or losses;

(iii) News of a pending or proposed sale, merger or acquisition;

(iv) Acquisitions, mergers or divestitures;

(v) Imminent issuance of a patent or other intellectual property milestones;

(vi) Impending bankruptcy or financial liquidity problems;

(vii) Scientific achievements or other developments from research efforts;

(viii) Significant developments involving corporate relationships;

(ix) The gain or loss of a significant customer or supplier; or

(x) Significant product defects or modifications

(xi) Major changes in senior management;

(xii) Stock dividends or splits;

(xiii) New equity or debt offerings; and

(xiv) Large contracts in a pending status or in discussion.

Either positive or negative information may be material. It is important to remember that materiality will be judged with the benefit of hindsight.

Whether information is “material” may be difficult to determine. For this reason, you are urged to contact company counsel if you have any questions as to whether any particular information is or is not material.

Publicly Disclosed:	disclosed broadly to the marketplace (such as by a Company press releases or an SEC filing) and the investing public has had time to absorb the information fully.

So long as you are an Insider, this Policy applies to:

●	You;

●	Your family members who reside with you; and

●	Any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities).

You are responsible for the transactions of these other persons, and therefore, you should make them aware of this Policy and their need to confer with you before they engage in any transaction subject to the restrictions set forth in this Policy. As used in this Policy, “you” means any individual or entity subject to the policies and procedures described herein.

The consequences of illegal insider trading are severe and can result in civil and criminal liability, as well as disciplinary action by the Company. In addition, a person can be held responsible for the trading violations of others if inside information is passed on, resulting in insider trading by others. Penalties can include:

For Individuals:

●	Civil penalties up to three times the profit gained or loss avoided (including, in certain circumstances, from persons who “control” the primary violator).

●	Private remedy against insider trading for benefit of persons who traded in the same securities contemporaneously.

●	Maximum of 30 years imprisonment.

●	Fines of up to $5 million for individuals.

For Entities:

●	Civil penalties of $1,000,000 or three times the profit gained or loss avoided (including, in certain circumstances, from persons who “control” the entity), whichever is greater;

●	Criminal penalties of up to $25,000,000.

Any of the above consequences would seriously harm the reputation and career of the offender, as well as the Company. The size of a transaction in violation of this Policy has no impact on potential insider trading liability, SEC investigations and lawsuits. Additionally, if the Company concludes a person has violated this Policy, the Company may dismiss them or commence other disciplinary actions against the violating person, whether the act was intentional or not.

INSIDER TRADING EXPLAINED

No Trading or Acting on Inside Information

If you are aware of material nonpublic information relating to the Company, you may not, either directly or through family members or other persons or entities:

●	Buy or sell securities of the Company (other than as explained herein); or

●	Make a gift of Company securities; or

●	Engage in any other action to take personal advantage of that information; or

●	Pass that information on to others outside the Company, including family and friends.

Also, if you learn of material nonpublic information about another company with which the Company does business, including a customer or supplier, you may not trade in the other company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent, personal reasons (such as the need to raise money for an emergency expenditure) are not exempted from these rules. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

When Information Becomes Public

Information is not deemed to become “public” until the information has been disclosed broadly to the marketplace (such as by Company press releases or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, information will not be considered fully absorbed by the marketplace until the second trading day after the day the information has been publicly disclosed.

Examples:

If the Information is Announced:	You May Begin Trading:
Monday	Wednesday
Friday	Tuesday
Friday Before a Monday Holiday	Wednesday

No Individual Disclosure of Information

You may not disclose information about the Company to anyone outside the Company, including family members and friends, and you may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Transactions by Non-Residents

The same restrictions apply regardless of whether a person is resident within the United States.

Other Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company’s securities or other transactions which might give the appearance of impropriety. A broker or a person whom you deem to be investment savvy, may suggest one of the following, more sophisticated types of transactions; however, they are prohibited. If you are unsure about the type of transaction that has been suggested to you, please contact company counsel. These types of transactions include:

●	Derivative Securities. This involves transactions with warrants. You may not engage in transactions in puts, calls or other derivative securities based on the Company’s securities.

●	Hedging Transactions. The best way to understand hedging is to think of it as insurance. When people decide to hedge, they are insuring themselves against a negative event. This doesn’t prevent a negative event from happening, but if it does happen and you’re properly hedged, the impact of the event is reduced. So, hedging occurs almost everywhere, and we see it everyday. For example, if you buy house insurance, you are hedging yourself against fires, break-ins or other unforeseen disasters. Ask your broker or company counsel for details.

●	Margin Accounts and Pledges. You may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

●	Trading in securities on a short-term basis. Company securities purchased in the open market (i.e., not via obtained via an employee stock option or employee stock purchase plan) should be held for a six-months at minimum. Prior written consent from the Company must be obtained by any employee desiring to sell Company securities that were purchased in the open market and that have not been owned for greater than six months. A written request for such consent from the Company must be requested at least three (3) business days prior to the proposed sale, and cannot be requested more than five (5) days prior to the proposed sale.

Transactions Under Company Plans

Stock Option Exercises and Vesting of Restricted or Deferred Stock. The Company’s insider trading policy does not apply to (a) the exercise of an employee stock option, (b) the vesting of a restricted stock award, (c) the vesting of a deferred stock award, or (d) upon consent of the Company’s CEO, to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option, or withhold shares under a restricted or deferred stock award, to satisfy tax withholding requirements. The applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Exception for Approved 10b5-1 Plans. Trades by members of the Board of Directors, officers or employees in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Federal securities laws allow affirmative defenses from insider trading liability under SEC Rule 10b5-1 for trading plans that meet certain requirements. Insider trading lawsuits may still be brought against individuals trading under such a Trading Plan. This Policy permits individuals to adopt SEC Rule 10b5-1 compliant Trading Plans with brokers for trading of the Company’s securities and the exercise of options upon prior written approval by the Company. The Company may also choose to review a proposed Trading Plan, and reserves the right to reject a Trading Plan if it so chooses. The Company currently has not adopted a Trading Plan and may adopt one in the future. If a Trading Plan is adopted, you will be provided with additional information on how you may utilize that plan to trade in the Company’s securities.

Exception for Transfers to Certain Trusts. You may transfer the Company’s securities for your estate planning purposes to a trust in which you are the trustee and have the power to control the sale of the Company’s securities (the “Trust”). You and the Trust are, however, subject to this Policy.

HOW TO TRADE

Pre-Clearance Requirement

The Company has determined that all officers and directors of the Company and certain other persons identified by the Company from time to time and who have been notified that they have been so identified must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. While you are subject to this pre-clearance requirement, you may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust (except as noted above), or any other transfer) without first obtaining pre-clearance of the transaction from both the Chief Executive Officer and either (a) the Company’s outside Securities Law Counsel or (b) the Chief Financial Officer/Principal Financial Officer. A request for pre-clearance must be submitted to one of these persons at least one week in advance of the proposed transaction using the Preclearance Certification. All trades that are precleared must be effected within three (3) business days of receipt of the preclearance, unless a specific exception has been granted by the Company or its designee. Trades cannot exceed the precleared number of shares or dollar value. A precleared trade (or any portion of a precleared trade) that has not been effected during the three-business day period must be precleared again prior to execution. The Chief Executive Officer, Outside Corporate Counsel and Chief Financial Officer/Principal Financial Officer are under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade, and they will have no liability for any refusal to permit a trade or for any delay in making or communicating a decision. It should be noted that even if a trade is pre-cleared by the Company, the ultimate responsibility rests with you to ensure that you are not trading while in possession of material information that has not been publicly disclosed and otherwise comply with the insider trading laws.

Quarterly Blackout Periods

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, in order to avoid even the appearance of trading while aware of material nonpublic information, [all officers, directors, and employees of the Company] shall be prohibited from trading any Company securities during the quarterly blackout periods noted below’:

Quarterly Blackout Period Begins:	Seven (7) days prior to the end of each of the Company’s fiscal quarters. (The Company’s fiscal quarters end on April 30, July 31, October 31 and January 31 of each year.)

Quarterly Blackout Period Ends:	At the close of trading on the Nasdaq, or any exchange upon which the Company’s stock is listed for trading on the second full trading day following the Company’s filing of its quarterly or annual report with the Securities and Exchange Commission.

Event-Specific Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few individuals inside the Company. If you are one of those individuals, or if it would appear to an outsider that you were likely to have had access to information about such an event, then you will not be allowed to trade in the Company’s securities so long as the event remains material and nonpublic.

Also, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. The existence of an event-specific blackout will not be announced. If you request pre-clearance of a transaction in the Company’s securities during an event-specific blackout, you will be informed of the existence of a blackout period, but you may not be advised of the reason for the blackout.

If you are made aware of the existence of an event-specific blackout you should not disclose the existence of the blackout to any other person. Whether or not you are designated as being subject to an event-specific blackout you still have the obligation not to trade while aware of material nonpublic information.

This Policy is imposed by the Company on you as a term of your employment or retainer and cease to apply to your transactions in Company securities upon the expiration of any “blackout period” in existence at the time of the termination of your status as an “insider” of the Company. Be aware that many of the federal rules may continue to apply to you after you are no longer an “insider”.

COMPANY ASSISTANCE

Compliance with this Policy by you and all other Persons is of the utmost importance both for you and for the Company. If you have any questions about Insider Trading or its application to any proposed transaction you may obtain additional guidance from the Company or its outside Securities Law Counsel by emailing an inquiry to JHaggard@ALClaw.com. Due to the serious consequences of illegal insider trading, we urge you to err on the side of caution and contact our Securities Law Counsel with any and all questions regarding this topic. Ultimately, however, the responsibility for adhering to Insider Trading rules and avoiding unlawful transactions rests with you.

AMENDMENTS

Officers of the Company may, from time to time, make non-substantive amendments to this Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company’s Board of Directors.

ACKNOWLEDGEMENTS

All directors, officers and employees of the Company and its subsidiaries must acknowledge their receipt of, understanding of, and intent to comply with, this Policy. Such acknowledgment must be evidenced by the individual’s signing of the “Acknowledgment” below, whether electronically or in writing. This acknowledgment will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. As a condition of continued employment or engagement all employees (and all other persons, such as consultants or contractors, designated by the Company as subject to this Policy) must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this Policy.

ADOPTED: This ___ day of ___________, 2024.

ACKNOWLEDGMENT

I have received and read the Pineapple Express Cannabis Company Policy on Insider Trading and I understand and agree to comply with all of the provisions contained therein. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of this policy, including dismissal for cause, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent and/or brokers where the Company has established securities stock plan accounts or similar broker accounts associated with its equity incentive plans against transfer of Company securities by me during Quarterly Blackout Periods, Event-Specific Blackouts or in a transaction that the Company considers to be in contravention of this policy.

I further understand and agree that I [___am/ ___am not (initial one)] subject to the Pre-Clearance Requirement provided for in this Policy.

Signed:

Name:

Title:

Date: